Exhibit 10.4

CERTAIN INFORMATION, IDENTIFIED BY AND REPLACED WITH A MARK OF “[ ],” HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Apollo Global Management, Inc.
9 West 57th Street
New York, NY
10019

October 27, 2023

Personal and Confidential
John Zito
Delivered Via Email: [ ]

Re: Employment and Compensation Terms

Dear John:

This letter agreement (the “Agreement”) entered into between you and Apollo Management Holdings, L.P. (“AMH”) sets forth the terms of your continued employment by the Company (as defined below) and changes to your compensation levels.
This Agreement provides the terms of your compensation and your continued service to the Company for the next five years, aligns your interests with shareholders of Apollo Global Management, Inc. (“AGM,” and together with AMH and its affiliates, the “Company”) and is contingent on your agreement to adhere to the restrictive covenants for the restriction periods set forth in this Agreement and the Covenants Agreement and Mutual Arbitration Agreement entered into between you and the Company on June 22, 2023 (the “ECAA”). Except as otherwise explicitly set forth in this Agreement, this Agreement supersedes and replaces all prior employment letter agreements, including but not limited to the letter agreement by and between you and the Company, dated as of December 4, 2018 and amended as of November 24, 2021 (collectively, the “Prior Agreements”), and modifies certain of the terms contained in the ECAA. For purposes of this Agreement, the term “Affiliate” shall have such meaning as provided in the ECAA.

1.Position; Reporting. You shall continue to serve the Company as Partner, Deputy CIO of Apollo Credit and shall co-report to Scott Kleinman and James Zelter or their respective successors (together, the “Co-Presidents”). Notwithstanding any other position, role or status you may occupy during your employment with the Company, including but not limited to any engagement you have as a limited partner with any Affiliate, you agree that the conditions of your employment with the Company are governed by the terms set forth in this Agreement and that any obligations herein will survive throughout your

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employment with the Company, unless expressly overridden in writing by an authorized representative of the Company.
2.Duties. You agree that you will continue to: (i) devote substantially all of your working time, attention, and abilities to the duties assigned to you; (ii) endeavor to promote and protect the interests and reputation of the Company; (iii) comply in all material respects with all rules, policies, and regulations of the Company that it may implement and/or amend from time to time in its sole discretion (to the extent such rules, policies, and regulations are disseminated to you); and (iv) obey all reasonable and lawful instructions and directions given to you by the Chief Executive Officer or the Co-Presidents. In accordance with the Company’s policies and procedures, including but not limited to the Company’s U.S. Employee Handbook and Apollo’s Code of Business Conduct and Ethics as in effect from time to time (the “Code of Conduct”), you agree that during your employment with the Company you will not engage in any outside business activity, unless prior approval is (or has been) received in accordance with the Company’s Code of Conduct and any other applicable policies. The Company agrees to provide you with a schedule of permitted outside business activities on a regular basis and as you may request from time to time.

3.Annual Base Salary. Your current base salary will remain in effect until September 30, 2023, and effective as of October 1, 2023, during the term of your employment with the Company your base salary shall be $100,000 per year. Base salary shall be paid in accordance with the Company’s payroll practices from time to time. All amounts payable under this Agreement are subject to withholding, in accordance with applicable law.
4.No Bonus Opportunity. For the avoidance of doubt, commencing with 2023, you will not be eligible for any annual bonus, discretionary or otherwise.

5.Partner Benefits Stipend. In respect of each year of your employment with the Company, you will receive a stipend of $250,000 (less applicable withholding) in March of the following year with the first payment in calendar year 2024 in respect of 2023 and for so long as this benefit is provided to Apollo partners generally.
6.RSU Grant. Subject to your continued employment with the Company (and not being under notice, given or received, of termination or resignation of your employment) and subject to approval by the Company’s Compensation Committee, such approval not to be unreasonably withheld, no later than the fourth calendar quarter of 2023, you shall receive a one-time grant of restricted share units (the “RSUs”) having an aggregate value of $[ ], which will represent the right to receive Shares (as defined in the AGM 2019 Omnibus Equity Incentive Plan (the “Plan”)) of common stock of AGM, subject to the terms set forth in the RSU Award Agreement, the form of which is attached as Exhibit A, and the Plan. The number of RSUs granted shall be based on a ten (10) day volume-weighted average price of a share of AGM common stock on the New York Stock Exchange (rounded down to the nearest whole share) prior to the grant date as determined by AGM.

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The RSUs will be vested at grant and the shares underlying such RSUs (“RSU Shares”) will be delivered as soon as reasonably practicable within sixty (60) days following January 1, 2029 (the “Five Year Delivery Date”) (and not prior to such date), subject to delayed delivery as soon as reasonably practicable within sixty (60) days following January 1, 2034 (the “Ten Year Delivery Date”), if you resign prior to the Five Year Delivery Date, and otherwise subject to the terms set forth on the form attached as Exhibit A. Notwithstanding the foregoing, a sufficient number of RSU Shares shall be delivered to you promptly on the grant date (“Immediate Delivery Shares”) such that the after-tax value of such Immediate Delivery Shares shall be equal to (x) the amount of taxes that AGM will be required to withhold pursuant to the Federal Insurance Contributions Act (“FICA”) on the grant of all the RSUs and (y) the amount of all applicable taxes, including FICA and state and local taxes, that AGM will be required to withhold on the delivery of the Immediate Delivery Shares; provided, however, that in the event the RSUs are forfeited, such Immediate Delivery Shares shall be subject to recoupment, as described below.
For the avoidance of doubt, the issuance to you of RSUs described herein, are in lieu of and shall extinguish your right to receive a one-time DP margin grant referenced in Section 2(a) of your letter agreement by and between you and the Company, dated November 24, 2021.
7.Forfeiture and Clawback.
a.The RSUs will be forfeited if (i) (A) you are terminated for Cause (as defined in Exhibit B), or (B) your employment terminates for any other reason and prior to the later of (1) December 31, 2028 or (2) the date that is twelve (12) months following your termination of employment, the Company reasonably determines that your employment could have been terminated for Cause (provided that, for the avoidance of doubt, the ultimate resolution as to whether Cause existed prior to your termination of employment shall be subject to the dispute resolution procedures in the ECAA) or (ii) you violate in any material respect any of the restrictive covenants set forth in the ECAA, which are applicable to you during the Restricted Period (as defined below), and which violation, if curable, is not cured within thirty (30) days following receipt of written notice by you from the Company.
b.If any RSU Shares have been delivered to you, and (i) prior to the date that is twelve (12) months following your termination of employment (but not later than December 31, 2029), the Company reasonably determines that your employment could have been terminated for Cause (provided that, for the avoidance of doubt, the ultimate resolution as to whether Cause existed prior to your termination of employment shall be subject to the dispute resolution procedures in the ECAA) or (ii) you have violated in any material respect any of the restrictive covenants set forth in the ECAA which are applicable to you during the Restricted Period, and which violation, if curable, is not cured within thirty (30) days following receipt of written notice by you from the Company, then the Company will have the right to

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demand, and you will have an obligation to return the delivered RSU Shares, or repay the gross value of such RSU Shares, to the Company upon written demand from the Company.
c.In the event the RSUs are forfeited for any reason, you will have an obligation to repay the gross value of the Immediate Delivery Shares, as of the date of grant, to the Company upon written demand from the Company, and if you fail to repay such amount, the Company shall be entitled to deduct from any other compensation payable to you (including, but not limited to, base salary, dividend equivalent amounts, and distributions in respect of any points of carried interest, as applicable) any sums necessary to repay the gross value of the Immediate Delivery Shares to the Company.
d.If the forfeiture and clawback provisions in this Section 7 are rendered void and/or unenforceable in any respect due to a change in the applicable law governing the enforcement of the non-compete restriction contemplated by this Agreement, the Company reserves the right to amend such terms in good faith to reflect the spirit of the arrangement and original intent of the parties, taking into account any limitations under any tax rules.
8.Credit Team Incentive and 2023 Grants.
a.Beginning in calendar year 2024, you will be eligible to participate in a newly established Credit Team Incentive program (“CTI”) and receive an award equal to [ ]% of the CTI pool for 2024, [ ]% of the CTI pool for 2025 and [ ]% of the CTI pool for 2026 (the “CTI Award”), as determined by the Company, subject to the terms and conditions set forth in the applicable award documents. In the case of outperformance in fundraising or fund performance, for 2027 and 2028, it is the intention of the Company that your percentage of the CTI pool for purposes of determining your CTI Award shall be calculated in a manner consistent with prior years, and which may include a higher percentage to reflect such outperformance. Your award percentage in the CTI pool will be reviewed by the Company every three (3) years (starting with performance year 2027). For the avoidance of doubt, your CTI Award will be funded through the CTI pool determined in accordance with the "Summary of Key Terms", dated October 9, 2023, that was separately provided to you by the Company and the method for funding the CTI pool, the related percentages, and the other attributes of the CTI noted therein, solely to the extent applicable to the calculation of your CTI Award are incorporated by reference (the "CTI Summary of Key Terms"). The CTI Award will be payable partly in cash and partly in equity-based awards at the same rate as other employees participating in such plan, provided that you are employed on the payment date and not under notice (given or received), and subject to the Company’s Annual Equity-Based Deferral Program. In connection with your participation in the CTI pool, you will no longer participate in the program referred to as the Credit Bonus Plan (“CBP”) and your eligibility to receive the CTI Award described herein, is in lieu of and shall extinguish your right to the “partner pool” and all of the points related to CBP described in

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Appendix A to your letter agreement by and between you and the Company, dated November 24, 2021, other than those listed under “Entities in which Legacy Points Remain Outstanding” (as described below).

b.Notwithstanding anything to the contrary contained herein and provided that you are employed by the Company on the applicable payment and award date(s) and not under notice (given or received), then, you will remain eligible to receive (i) an award in respect of 2023, in an amount calculated in accordance with the existing partner pool, and direct point allocations under the CBP on the same basis as such point allocations were made in prior years (“2023 Award”) and (ii) [ ]. Your 2023 Award will be delivered in a mix of cash and RSUs (vesting over three (3) years) in accordance with the deferral grid under the former CBP, [ ], and otherwise such awards will be subject to the customary terms and conditions of such programs.
9.Outstanding Awards. Your vested and unvested carried interest points in various funds and vehicles affiliated with the Company shall continue in accordance with the terms of the respective governing documents. In addition, your outstanding equity-based awards, both vested and unvested, shall continue in accordance with the terms of their applicable award documents and Plan. For the avoidance of doubt, this includes the RSUs awarded to you with respect to your partner equity integration grant, your CII RSUs, your Apollo Supplemental Partner Program Award in respect of realization years 2022 and 2023, and your direct points in [ ]; provided, however, that following the execution of this Agreement, you will not be eligible to receive any new points in respect of such funds.
10.Restrictive Covenants.
a.In connection with the execution of this Agreement, you hereby agree to the following modifications of the ECAA, and it is a condition of your employment under this Agreement and the issuance of any RSU Shares that you comply in all material respects with the terms of the ECAA and any successor agreements (it being agreed that you shall not be in violation of the ECAA as a result of any act or omission by you that is expressly permitted in this Agreement or other written agreement with the Company).
b.Notwithstanding anything to the contrary contained in the ECAA, your non-competition and non-solicitation obligations apply throughout your employment with the Company and during the following restricted periods set forth below.
i.The “Non-Competition Restricted Period” shall continue through the longer of (i) the eighteen (18) month period following any termination of your employment and (ii) December 31, 2028.
ii.The “Non-Solicitation Restricted Period” shall continue through the longer of (i) the twenty-four (24) month period following any termination of your employment and (ii) December 31, 2028 (the Non-Competition Restricted Period and the Non-Solicitation Restricted Period, as applicable, the “Restricted Period”).

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c.For purposes of clarity, the Company only retains the right to enforce the respective covenants herein and in the ECAA with all applicable remedies, including injunctive relief, for violations during the applicable eighteen (18) and twenty-four (24) month post-termination periods. The sole remedy for violation of the non-compete and non-solicit covenants beyond the applicable eighteen (18) and twenty-four (24) month post-termination periods shall be forfeiture of your RSUs as set forth herein and in the RSU Award Agreement, and the Company shall not otherwise be entitled to injunctive relief, monetary damages, or any other remedy at law or in equity for violations of the non-compete and non-solicit covenants beyond the applicable eighteen (18) and twenty-four (24) month post-termination periods.
11.Benefit Plans. You will continue to be eligible to participate in the various group health, disability, and life insurance plans and other employee programs, including sick and vacation time, as generally are offered by the Company to similarly situated employees from time to time. Specifically, with respect to vacation, you will be entitled to vacation days on the same terms provided to the Company’s partners generally, consistent with Company policies. You will continue to be provided with administrative assistance, logistical support and a suitable office, as you are currently provided. The Company reserves the right to modify or terminate any such employee program at any time.

12.Indemnification. Your rights to be indemnified (and/or have expenses advanced) pursuant to any indemnification provision in any limited liability company agreement, limited partnership agreement, by-laws, or insurance policies covering the directors and officers of the Company against any losses, claims, damages, liabilities, judgments and reasonable expenses, incurred by, or imposed upon, you, shall subsist in accordance with the terms of the applicable provision on the date hereof, or as more favorable to you from time to time. During your employment with the Company and thereafter, your rights to be covered under directors’ and officers’ liability insurance and be indemnified (and/or have expenses advanced) pursuant to any indemnification provision in any limited liability company agreement, limited partnership agreement, by-laws, or insurance policies covering the directors and officers of the Company against any losses, claims, damages, liabilities, judgments and reasonable expenses, incurred by, or imposed upon, you, shall continue in accordance with the terms of the applicable provision or policy, as in effect at that time. You and the Company acknowledge and agree that the indemnification agreement by and between you and the Company, if any, remains in effect in accordance with its terms.
13.Amounts Payable Under This Agreement. All amounts payable under this Agreement are subject to deduction and withholding by the Company for applicable Federal, state or local taxes and withholdings. Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under Federal, state, local or foreign tax laws and regulations.

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14.Employment in Good Standing; Compliance. As you are aware, the Company is subject to and has various compliance procedures in place. Accordingly, you understand that your continued association with the Company will be subject to your continued employment with the Company in good standing, which will include, among other things, your adherence to applicable laws, the Company’s Code of Conduct, and the Company’s other written policies, procedures, and applicable compliance manuals, copies of which will be made available to you. Nothing in this Agreement shall be construed as establishing any right to continued employment with the Company.
15.Section 409A. The payments and benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this Agreement should be interpreted in a manner consistent therewith. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or Affiliate to you (if you are then a “specified employee” as defined in Section 409A(a)(2)(B)(i) and Treasury Regulation §1.409A-l(i)(l)) of “deferred compensation,” whether pursuant to the Agreement or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of your separation from service under Section 409A (or, if earlier, upon your death). Each payment or installment due under this Agreement is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any Affiliate (or any agent thereof) have any liability to you or any other person due to the failure of this Agreement to satisfy the requirements of Section 409A. In the event that the parties reasonably agree that the payments and benefits provided under this Agreement, or the provisions of this Agreement are not in compliance with Section 409A, the parties shall in good faith attempt to modify this Agreement to comply with Section 409A while endeavoring to maintain its intended economic benefits.
16.Severability. If any provision of this Agreement shall be held invalid, illegal, or unenforceable in any jurisdiction for any reason then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; (b) such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision hereof or affect the validity, legality, or enforceability of such provision in any other jurisdiction; and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

17.Governing Law and Forum. The parties agree and consent that this Agreement (including any claim for injunctive relief permitted by the ECAA) shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction) and the dispute mechanisms and forum set forth in the ECAA.

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18.Modifications to the Agreement. This Agreement may not be modified, amended or waived except pursuant to a writing signed by the undersigned parties.
19.Entire Agreement and Assignment of Agreement. This Agreement (together with the ECAA, the RSU Award Agreement, and the CTI Summary of Key Terms) constitutes the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto, including but not limited to any term sheet other than the CTI Summary of Key Terms (except that any obligations contained in any such agreement in favor of the Company requiring you to maintain confidentiality shall survive in accordance with their terms, unless specifically superseded herein). In addition, the parties hereby agree that the compensation reflected in this Agreement covers all compensation through December 31, 2028. For the avoidance of doubt, you shall not be eligible for or otherwise entitled to any compensation that is not expressly set forth in this Agreement, including any such compensation set forth in the Prior Agreements. All other governing documents referenced herein will remain in effect in accordance with their terms. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of the Global Head of the Company’s Human Capital Team, at their principal office location (with a copy to the Company’s Chief Legal Officer at their principal office location) or to you at your home address most recently on file with the Company. Except for an assignment by the Company of this Agreement to an Affiliate, this Agreement may not be assigned by the parties other than as expressly provided herein.

20.Assignment. This Agreement may not be assigned except by the Company to an Affiliate, the employees of which are primarily dedicated to the Company; provided, that, the Company shall remain secondarily liable for all of its obligations hereunder. In the event of your death or total disability (whether during, on or following termination of your employment,) any amounts otherwise payable to you will be paid to your beneficiaries and estate.

21.Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, with the same effect as if the parties executing such counterparts had executed one (1) counterpart.
22.Miscellaneous. This Agreement shall not be construed against the party preparing it, but shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not on that ground be interpreted against any party.

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Sincerely,

/s/ Matthew Breitfelder
______________________________________

Matthew Breitfelder
Partner, Global Head of Human Capital
for and on behalf of Apollo Global Management, Inc., and Apollo Management Holdings, L.P.

Agreed and accepted:

/s/ John Zito
______________________________________
John Zito

10/29/23
______________________________________
Date

[Signature Page]

Exhibit A to the Letter Agreement
RESTRICTED SHARE UNIT AWARD AGREEMENT UNDER THE APOLLO GLOBAL MANAGEMENT, INC.
2019 OMNIBUS EQUITY INCENTIVE PLAN

[Form on file]

Exhibit B to the Letter Agreement Definitions
“Cause” means your: (a) commission of an intentional violation of a material law or regulation, intentional misconduct, reckless disregard of your duties or deliberate failure to perform your duties, in each case, in connection with your performance of services for the Company or any of its Affiliates or that relates to or impacts the business of the Company or its Affiliates; (b) commission of an intentional and material breach of a written Company code of ethics; (c) commission of any misconduct or failure to take any action that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to the Company or any of its Affiliates (excluding any mistake of judgment acting in good faith); (d) conviction of or plea of no contest to (i) any misdemeanor involving moral turpitude or (ii) any felony, including, in each case, a foreign law equivalent, and provided that, in each case, such action (A) has a significant adverse effect on your ability to perform services for the Company or any of its Affiliates, or (B) relates to or impacts the business of the Company or any of its Affiliates; (e) fraud in connection with your performance of services for the Company or any of its Affiliates; or (f) embezzlement from the Company or any of its Affiliates or interest holders; provided, that, you fail to cure within fifteen (15) business days after written notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (b) and (c).